Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2026, (the “Effective Date”), by and between BioStem Technologies, Inc., a Florida corporation (the “Company”), and Jason Matuszewski (“Executive”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive previously entered into an Executive Employment Agreement, dated July 22, 2022, and amended on October 24, 2022 (as amended, the “Original Employment Agreement”).

WHEREAS, the parties now wish to amend and restate the Original Employment Agreement in its entirety on the terms provided herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:

Section 1. Definitions.

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan to the extent providing for severance or similar benefits), in accordance with the terms contained therein.

(b) “Agreement” shall have the meaning set forth in the preamble hereof.

(c) “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Bonus” shall have the meaning set forth in Section 4(b) hereof.

(f) “Bonus Payment Date” shall have the meaning set forth in Section 4(b) hereof.

(g) “Bonus Period” shall mean the period for which a Bonus is payable under Section 4(b) hereof. Unless otherwise specified by the Compensation Committee, the Bonus Period shall be the calendar year.

(h) “Bonus Plan” shall have the meaning set forth in Section 4(b) hereof.

(i) “Cause” shall mean (i) Executive’s act(s) of gross negligence or willful misconduct in the course of Executive’s employment hereunder, (ii) willful failure or refusal by Executive to perform in any material respect Executive’s duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Executive of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Executive or at Executive’s direction, (v) Executive’s conviction of or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the performance of Executive’s duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Executive of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, that results, or could be reasonably expected to result, in material injury to the reputation or business of the Company or any other member of the Company Group, or (vii) Executive’s material breach of this Agreement or breach or threatened breach of the Restrictive Covenant Agreement. If, within thirty (30) days subsequent to Executive’s termination for any reason other than by the Company for Cause, the Company determines that Executive’s employment could have been terminated for Cause pursuant to clause (iii) or (iv) above, Executive’s employment will be deemed to have been terminated for Cause for all purposes, and Executive will be required to repay or return to the Company all amounts and benefits received from the Company pursuant to this Agreement or otherwise on account of such termination that would not have been payable or provided to Executive had such termination been by the Company for Cause.

(j) “Change in Control” shall have the same meaning as set forth in the Equity Plan.

(k) “COBRA” shall mean Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code, and the rules and regulations promulgated under either of them.

(l) “COBRA Benefits” shall have the meaning set forth in Section 7(a)(ii) hereof.

(m) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(n) “Company” shall have the meaning set forth in the preamble hereof.

(o) “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company, parents of the Company or any affiliates of the Company.

(p) “Compensation Committee” shall mean the Board or the committee of the Board designated to make compensation decisions relating to executive officers of members of the Company Group.

(q) “Covered Payments” shall have the meaning set forth in Section 8 hereof.

(r) “Delay Period” shall have the meaning set forth in Section 15(a) hereof.

(s) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of substantially all of Executive’s duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(t) “Effective Date” shall have the meaning set forth in the preamble hereof.

(u) “Equity Plan” shall mean that certain BioStem Technologies, Inc. 2022 Equity Incentive Plan, as may be amended from time to time, and any successor plan thereto.

(v) “Excise Tax” shall have the meaning set forth in Section 8 hereof.

(w) “Executive” shall have the meaning set forth in the preamble hereof.

(x) “Good Reason” shall mean, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary set forth in Section 4 hereof (other than pursuant to an across-the-board reduction applicable to all similarly situated executives of the Company), (iii) the relocation of Executive’s principal place of employment (as provided in Section 3(c) hereof) more than forty (40) miles from its current location, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Executive has engaged in conduct that constitutes Cause hereunder, the Board may, in its sole and absolute discretion and if it determines that suspension of the Executive pending further investigation is necessary to protect the Company, suspend Executive from performing Executive’s duties hereunder for a period of up to thirty (30) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension.

(y) “Initial Term” shall have the meaning set forth in Section 2 hereof.

(z) “LTI Awards” shall mean any stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity-based awards granted by the Company to Executive.

(aa) “Original Employment Agreement” shall have the meaning set forth in the preamble hereof.

(bb) “Parachute Payments” shall have the meaning set forth in Section 8 hereof.

(cc) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(dd) “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(ee) “Restrictive Covenant Agreement” shall mean the Restrictive Covenant Agreement attached hereto as Exhibit A.

(ff) “Severance Benefits” shall have the meaning set forth in Section 10 hereof.

(gg) “Target Bonus” shall have the meaning set forth in Section 4(b) hereof.

(hh) “Term” shall mean the period specified in Section 2 hereof.

(ii) “Termination Year Bonus” shall mean a Bonus, payable (i) at the Target Bonus amount provided for the year in which the Term terminates and (ii) pro rata (based upon the Bonus Period ending on the date of termination). Such pro rata portion shall be determined by multiplying the Bonus by a fraction, the numerator of which is the number of days in such year prior to the date of termination and the denominator of which is 365. If a Target Bonus has not been established for the current fiscal year on the date of Executive’s termination, the Termination Year Bonus shall be deemed to be the Target Bonus amount provided for the Company’s most recent completed fiscal year, prorated as set forth in the preceding sentence.

Section 2. Acceptance and Term.

The Company agrees to employ Executive, and Executive agrees to serve the Company, on the terms and conditions set forth herein. The term of this Agreement shall commence on the Effective Date and, unless terminated as provided in Section 7 hereof, shall continue until the close of business on the third (3) anniversary of the Effective Date (the “Initial Term”). The term of this Agreement shall automatically be extended for successive one-year periods (collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than ninety (90) days prior to the expiration of the then-applicable Term.

Section 3. Position, Duties, and Responsibilities; Place of Performance.

(a) Position, Duties, and Responsibilities. During the Term, Executive shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties and responsibilities commensurate with such title as determined by the Board in its discretion.

(b) Performance. Except with the consent of the Board, Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not, during the Term, engage in any other business or occupation, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) materially interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) materially interferes with Executive’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing the personal investments and affairs of Executive and members of Executive’s family; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder.

(c) Principal Place of Employment. Executive shall perform his duties principally at the Company’s headquarters, currently located in Fort Lauderdale, Florida.

Section 4. Base Salary and Bonus.

(a) Base Salary. Executive shall receive an annualized Base Salary in the amount of $750,000, payable in accordance with the regular payroll practices of the Company and subject to applicable income and employment withholdings. The Base Salary shall be reviewed by the Compensation Committee annually for merit increases and may, by action and in the discretion of the Compensation Committee, be increased at any time or from time to time.

(b) Annual Bonus. Executive shall be eligible to receive a bonus (the “Bonus”) under the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee in its sole discretion (the “Bonus Plan”). For each Bonus Period during the Term, Executive shall have a target bonus opportunity (the “Target Bonus”) of 100% of Base Salary under the Bonus Plan, based on satisfaction of performance criteria to be established by the Compensation Committee with respect to such Bonus Period. The Bonus, if any, shall be paid in the immediately following calendar year on such date as bonuses are paid under the Bonus Plan but in any event no later than thirty (30) days after the audited financial statements for the Company for the year for which the Bonus is earned have been released (the “Bonus Payment Date”). Except as otherwise specifically provided for in Section 8, to be eligible to receive the Bonus, Executive must be employed by the Company on the Bonus Payment Date.

(c) Long Term Incentive Compensation. Executive has been granted a 2026 LTI Award based on a fair market value (as reasonably determined by the Board or the Compensation Committee) of $4,000,000. Fifty percent (50%) of the 2026 LTI Award is in the form of restricted stock units and fifty percent (50%) of the 2026 LTI Award is in the form of non-qualified stock options. The 2026 LTI Award has been granted under the Equity Plan and is subject to such terms and conditions (including, without limitation, vesting schedules) set forth in the individual award agreements entered into by and between the Company and the Executive. With respect to each subsequent fiscal year during the Term, Executive shall be eligible to receive LTI Awards granted under the Equity Plan with an aggregate fair market value of at least $4,000,000, subject to the terms and conditions (i) as the Compensation Committee determines in its sole discretion (including, without limitation, vesting schedules) and (ii) as set forth in the individual award agreements entered into by and between the Company and the Executive.

Section 5. Employee Benefits.

(a) Employee Benefit Plans. During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated executives of the Company, as of the earliest date permitted under the Company’s applicable benefit plans. Executive shall also be entitled to any other benefits as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice where permitted by law, and the right to do so is expressly reserved.

(b) Paid Time Off; Holidays. During the Term, Executive shall be entitled to self-directed paid time off as well as holiday time off as are generally allowed to similarly situated executives of the Company in accordance with the Company policies as in effect from time to time.

Section 6. Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 7. Termination of Employment.

(a) Termination by the Company.

(i) For Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause, in which case the Company’s sole liability to the Executive shall be payment of the Accrued Obligations, payable as and when those amounts would have been payable had the Term not ended.

(ii) Without Cause. The Company may also terminate the Executive’s employment without Cause at any time upon not less than thirty (30) days’ prior written notice to the Executive. Upon the Executive’s termination in accordance with the preceding sentence, Executive shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been payable had the Term not ended; (ii) continuation of the Base Salary in effect immediately prior to such termination for a period of twelve (12) months, payable as and when those amounts would have been payable had the Term not ended; (iii) the Termination Year Bonus, payable in a single lump sum in cash within 20 days following the date of the Executive’s termination, unless another date is mutually agreed upon; and (iv) continuation of the health benefits provided to Executive and his covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plans as in effect from time to time after the date of termination, at the Company’s sole cost, until the earlier of: (A) the twelve (12) month anniversary of the date of termination, or (B) the date Executive is eligible for health insurance benefits pursuant to new employment with any person or entity (the “COBRA Benefits”); provided, however, that as a condition of continuation of such benefits, the Company may require the Executive and his dependents to elect to continue their health insurance pursuant to COBRA. In addition, notwithstanding anything contrary set forth in the Equity Plan, any prior equity incentive plans or any stock option agreements, at the time of such termination, one hundred percent (100%) of the Executive’s outstanding LTI Awards (whether based in equity or cash, and specifically including, but not limited to, stock options and restricted stock) then held by the Executive shall automatically accelerate and vest in full and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable; provided, that any LTI Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall vest assuming “target” level of performance; provided further, that any LTI Awards granted on or after the date on which the Company’s securities first trade on a national securities exchange shall not accelerate nor vest in full and shall terminate at the time of such termination. The foregoing provisions are hereby deemed to be a part of each award agreement for LTI Awards issued to the Executive and supersede any less favorable provision in any agreement or plan governing such LTI Awards. Notwithstanding the foregoing, if a termination described in this Section 7(a)(ii) occurs within ninety (90) days prior to or within the 12-month period immediately following the date of a Change in Control, the Executive shall receive in all cases the payments and benefits described in this Section 7(a)(ii) with the following adjustments and/or additions: (w) an amount equal to eighteen (18) months of Base Salary, payable in a single lump sum in cash within 20 days following the date of the Executive’s termination, unless another date is mutually agreed upon; (x) the Termination Year Bonus, payable in a single lump sum in cash within 20 days following the date of the Executive’s termination, unless another date is mutually agreed upon; (y) the COBRA Benefits shall continue for a period of eighteen (18) months and (z) notwithstanding anything contrary set forth in the Equity Plan, any prior equity incentive plans or any stock option agreements, at the time of such termination, one hundred percent (100%) of the Executive’s outstanding LTI Awards (whether based in equity or cash, and specifically including, but not limited to, stock options and restricted stock) then held by the Executive shall automatically accelerate and vest in full and all restrictions or repurchase rights applicable thereto shall immediately lapse so as to become fully vested and exercisable; provided, that any LTI Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall vest assuming “target” level of performance. The foregoing provisions are hereby deemed to be a part of each award agreement for LTI Awards issued to the Executive and supersede any less favorable provision in any agreement or plan governing such LTI Awards.

(b) Termination by the Executive.

(i) The Executive may resign from Executive’s employment hereunder for Good Reason upon thirty (30) days’ written notice from the Executive to the Board describing in detail the Good Reason, if not cured within such 30-day period; provided, however, that such notice shall be given no later than ninety (90) days after the time that the Executive has actual knowledge of the event or condition purportedly giving rise to the Good Reason. In the event of any such resignation for Good Reason, the Company’s obligations to the Executive shall be the same as set forth in Section 7(a)(ii).

(ii) The Executive may resign Executive’s employment hereunder other than for Good Reason at any time by giving no less than thirty (30) days’ written notice to the Board. In the event of any such resignation, the Company’s sole obligation to the Executive shall be for the Accrued Obligations, payable as and when those amounts would have been payable had the Term not ended.

(c) Termination by Death or Disability. In the event of the Executive’s death or total disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) during the Term, the Executive’s employment shall terminate on the date of death or total disability. In the event of such termination, the Company’s sole obligations hereunder to the Executive (or the Executive’s estate) shall be for the Accrued Obligations, payable as and when those amounts would have been payable had the Term not ended.

(d) Non-renewal of Employment Agreement or Material Change in Terms. Notwithstanding anything herein to the contrary, if (i) this Agreement expires as a result of the Company’s decision not to extend the Term as set forth in Section 2 hereof and (ii) within twelve (12) months following the expiration of this Agreement, the Company either (A) terminates the Executive’s employment without Cause or (B) changes the terms of the Executive’s employment without the Executive’s prior written consent and the unilateral imposition of such new terms would otherwise have constituted Good Reason had the Agreement continued to be in effect, then Executive shall be entitled to the benefits provided in the last sentence of Section 7(a)(ii).

Section 8. Section 280G.

Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If a reduction in payments or benefits is necessary, reduction shall occur in the following order: (i) cash payments; (ii) equity-based payments and acceleration; and (iii) other non-cash forms of benefits. Within any such category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. To the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. Any determination required hereunder, including whether any payments or benefits are Parachute Payments, shall be made by the Company in its sole discretion.

Section 9. Restrictive Covenant Agreement.

As a condition of Executive’s continued employment with the Company, Executive shall have executed and delivered to the Company the Restrictive Covenant Agreement attached hereto as Exhibit A. The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreement shall be considered separate contracts, and the Restrictive Covenant Agreement will survive the termination of this Agreement for any reason. Executive acknowledges and agrees that any claim Executive may have under this Agreement or on any other grounds shall not have any effect on, or serve as a defense to enforcement of, Executive’s obligations under the Restrictive Covenant Agreement.

Section 10. Release.

Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to Section 7(a)(ii), Section 7(b)(i) or Section 7(d) (other than the Accrued Obligations, which are unaffected by this paragraph) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims), the form of which is attached hereto as Exhibit B, within sixty (60) days following the date of Executive’s termination of employment hereunder. If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.

Section 11. Representations and Warranties of Executive.

Executive represents and warrants to the Company that—

(a) Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;

(b) Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and

(c) in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.

Section 12. Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 13. Set Off; Mitigation.

The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

Section 14. Indemnification; D&O Insurance.

Both during and after the Term, the Company hereby agrees to indemnify Executive and hold Executive harmless to the maximum extent permitted by the Company’s organizational documents as in effect from time to time against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company hereunder. The Company shall maintain a directors’ and officers’ liability insurance policy covering Executive on the same basis as in effect for other senior executive employees.

Section 15. Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a) Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b) Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d) While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 16. Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17. Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18. Governing Law and Jurisdiction; Attorneys’ Fees.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. IF ANY LEGAL ACTION IS BROUGHT TO ENFORCE THE PROVISIONS OF THIS AGREEMENT, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEYS’ FEES FROM THE OTHER PARTY. THESE FEES, WHICH MAY BE SET BY THE COURT IN THE SAME ACTION OR IN A SEPARATE ACTION BROUGHT FOR THAT PURPOSE, ARE IN ADDITION TO ANY OTHER RELIEF TO WHICH THE PREVAILING PARTY MAY BE ENTITLED.

Section 19. Notices.

(a) Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.

(b) Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20. Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21. Entire Agreement.

This Agreement, the exhibits attached hereto and any other agreement related to any LTI Awards constitute the entire understanding and agreement of the parties hereto regarding the employment of Executive and supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement and such other exhibits and agreements.

Section 22. Survival of Operative Sections.

Upon any termination of Executive’s employment, the provisions of Section 7 through Section 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.

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[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BIOSTEM TECHNOLOGIES, INC.

/s/ Brandon Poe
By:	Brandon Poe
Title:	Chief Financial Officer

EXECUTIVE

/s/ Jason Matuszewski
Jason Matuszewski

[Signature Page to Jason Matuszewski Employment Agreement]

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, BioStem Technologies, Inc. a Florida corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation and benefits now and hereafter paid to me by the Company, I agree to the following:

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, for all times in the past and during the period of my employment with the Company (the “Employment Period”), I have had and will have access to information about the Company and its direct and indirect parents, subsidiaries (including, without limitation, the Company) and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group and members of the Company Group, including confidential client information. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without prior written authorization of the Company, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company in writing. I understand that “Confidential Information” means information that any member of the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of any member of the Company Group. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company Group, or to the Company Group’s technical data, computer programs, compositions, applications, therapeutic uses, methods, storage and handling information, release tests, collaborators, timelines, regulatory strategies and information, clinical strategies, data, patent documentation, files, research results, prototypes, models, product plans, inventions, business plans, acquisition plans, marketing plans, forecasts, strategies, manufacturing information, financial information, existing or proposed business or products, pricing, costs, technology, discoveries, ideas, concepts, techniques, designs, patterns, terminology, styling markers, structures, marketing and distribution methods, business operations, sales, plans, and efforts, the identities of and the course of dealing with actual and prospective customers, contractors, vendors, competitors, manufacturers, factories, and suppliers, sales representatives, distribution partners, contacts, independent contractors, specifications, drawings, maps, blueprints, the Company’s proprietary process for manufacturing and designing perinatal allografts, as well as all formulas and methods appurtenant thereto, the Company’s proprietary particulate compositions used from perinatal tissue, all diagrams, analyses, strategies, compilations, studies, and other technical, financial, and/or business information, customer lists, customers and internal affairs in oral, visual, written, electronic, or other tangible or intangible form, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding each member of the Company Group’s products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I may become acquainted during the Employment Period), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by any member of the Company Group either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company Group property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved or (ii) any information that I am required to disclose to, or by, any governmental or judicial authority; provided, however, that in such event I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Restrictive Covenant Agreement (this “Agreement”).

(b) Former Employer Information. I represent that my performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. During the Employment Period, I will not improperly make use of, or disclose, any developments, or confidential or proprietary information or material of any prior employer or other third party, nor will I bring onto the premises of the Company or use any unpublished documents or any property belonging to any prior employer or other third party, in violation of any lawful agreements with that prior employer or third party. I will use in the performance of my duties, in addition to information (such as Confidential Information) of the Company Group, only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company.

(c) Third Party Information. I understand that the Company Group has received and in the future may receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. In recognition of the foregoing, I agree, at all times during the Employment Period and thereafter, to hold in confidence and will not disclose to anyone (other than to such third parties and Company Group personnel who need to know such information in connection with their work for the Company Group), and not to use, except for the benefit of the Company Group or such third party, Third Party Information without the express prior written consent of an officer of the Company and otherwise treat Third Party Information as Confidential Information.

(d) Whistleblower; Defend Trade Secrets Act Disclosure.

(i) In addition, I understand that nothing in this Agreement shall be construed to prohibit me from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) truthfully responding to or complying with a subpoena, court order, or other legal process, or (C) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees.

(ii) Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. I acknowledge that I have hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees, where applicable. Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

(iii) Notice. “An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

Section 2. Inventions.

(a) No Prior Developments. By signing below, I represent that there are no developments, inventions, concepts, know-how, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations that I can demonstrate were created or owned by me prior to the commencement of the Employment Period, which belong solely to me or belong to me jointly with another, that relate in any way to the business of any member of the Company Group.

(b) Assignment of Inventions. Without additional compensation, I agree to assign, and hereby do assign, to the Company, all rights, title and interest throughout the world in and to all Inventions (as defined below) which I may solely or jointly conceive, create, invent, develop, modify, compile or reduce to practice, at any time during any period during which I perform or performed services for a member of the Company Group both before or after the date hereof (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, whether or not during regular working hours, provided they either (i) relate or related at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result or resulted from or relate or related to any work performed for any member of the Company Group; or (iii) are or were developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Company IP Rights”). I understand that “Inventions” means inventions, concepts, know-how, developments, original works of authorship, improvements, trade secrets, methodology, algorithms, software, processes, formulas, designs, drawings and other technological advancements and implementations. I agree that I will promptly make full written disclosure to the Company of any Company IP Rights I participate in conceiving, creating, inventing, developing, modifying, compiling or reducing to practice during the Assignment Period. I further acknowledge that, to the greatest extent permitted by applicable law, all Company IP Rights made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” for which I am, in part, compensated by my salary, unless regulated otherwise by law. If any Company IP Rights cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicensable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such Company IP Rights in any media now known or hereafter known. Outside the scope of my service, whether during or after the Employment Period, I agree not to (i) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (ii) merge any such work of authorship with other Company IP Rights. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) which may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Company IP Rights made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.

(d) Intellectual Property Rights. I hereby agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company Group in the Company IP Rights and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem reasonably necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Company IP Rights, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, that the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Company IP Rights or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.

Section 3. Returning Company Group Documents.

I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information, Third Party Information and all other documents, materials, information, and property developed by me pursuant to and within the scope of my employment or otherwise belonging to the Company and, if so requested, will certify in writing that I have fully complied with the foregoing obligation. I agree further that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Company information and then permanently delete and expunge such Company information from those systems. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement.

As long as it remains in effect, I will disclose the existence of this Agreement to any prospective employer prior to entering into an employment relationship with such person or entity. I also consent to the notification of my prospective employer of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

Section 5. Publicity.

I hereby consent to any and all uses and displays by each member of the Company Group of my name, voice, likeness, image, appearance and biographical information in or in connection with any printed, electronic or digital materials, including, without limitation, any pictures, audio or video recordings, digital images, websites, television programs, advertising, sales or marketing brochures, printed materials and computer media, throughout the world and at any time during or after the Employment Period for all legitimate business purposes of the Company Group (the “Permitted Use”). I hereby forever release the Company Group and each of their respective current or former directors, officers, employees, shareholders, representatives and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind arising under any legal or equitable theory whatsoever at any time during or after the Employment Period in connection with any Permitted Use.

Section 6. Restrictive Covenants.

(a) Non-Competition. During the Restricted Period, I shall not, directly or indirectly, individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, shareholder, member, director, officer, principal, agent, or executive, or in any other capacity or relationship: (i) engage in any Competitive Activities or assist others in engaging in any Competitive Activities within the United States, or any other jurisdiction in which a member of the Company Group is engaged in business; or (ii) assume a role with or for another business, entity or individual in which I would provide services similar to the services provided to the Company during the three (3) years prior to the Restricted Period and in which it is reasonably likely I would use the confidential information or customer relationships of the Company.

(b) Non-Interference. During the Restricted Period, I shall not, directly or indirectly for my own account or for the account of any Person, engage in Interfering Activities.

(c) Definitions. For purposes of this Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, supplier, manufacturer or other business relation of a member of the Company Group, such as the Company, or any such relation that was a client, customer, licensee, supplier, manufacturer or other business relation of a member of the Company Group during the six (6) month period prior to the termination of the Employment Period.

(ii) “Competitive Activities” shall mean any business activity that is competitive with the then-current or demonstrably planned business activities of any member of the Company Group; provided, however, that Competitive Activities shall not include being a passive owner or investor of not more than two percent (2%) of the outstanding stock of any class of securities of any publicly-traded corporation engaged in any business.

(iii) “Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with a member of the Company Group; (B) hiring any individual who was employed by a member of the Company Group during the six (6) month period prior to the date of such hiring; (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with any member of the Company Group, or in any way interfering with the relationship between any such Business Relation and any member of the Company Group; or (d) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to do business with me or any Person with or in which I am affiliated, outside of the services I provide for a member of the Company Group.

(iv) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(v) “Restricted Period” shall mean the period commencing on the date hereof and ending on the twenty-four (24) month anniversary of the date of any termination of the Employment Period for any reason and by either party. The Restricted Period shall be reduced day-by-day for any non-working portion of Executive’s notice period, if applicable.

(d) Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its or their respective current or former directors, officers, employees or shareholders in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from the Company. However, my obligations under this subsection (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Agreement prohibits me from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or my attorney.

Section 7. Reasonableness of Restrictions.

I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Agreement will not materially interfere with my ability to earn a living following the termination of the Employment Period and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 8. Independence; Severability; Blue Pencil.

Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable. I understand and agree that the restrictive covenants contained in this Agreement are independent of any other provision in this Agreement and independent of the existence of any claim or cause of action I may have against any member of the Company Group. I further understand that an action unrelated to the restrictive covenant provisions is not a defense to the enforcement of this Agreement.

Section 9. Injunctive Relief.

I expressly acknowledge that, because my services are personal and unique and because I will have access to Confidential Information, any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group for which monetary damages would not be an adequate remedy. Therefore, I hereby agree that, in addition to any other right or remedy that may be available to the Company in law or in equity, any member of the Company Group shall be entitled to injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach or posting a bond and without liability should relief be denied, modified or vacated. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 6 hereof and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 10. Cooperation.

I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred by me with respect to my compliance with this Section. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, except where otherwise required by law.

Section 11. General Provisions.

(a) Governing Law and Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. FURTHER, I HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA, AND WAIVE ANY RIGHT TO TRIAL BY JURY, IN CONNECTION WITH ANY DISPUTE ARISING UNDER OR CONCERNING THIS AGREEMENT.

(b) Advice of Counsel. Prior to execution of this Agreement, I was advised by the Company of my right to seek independent advice from an attorney of my own choice regarding this Agreement. I acknowledge that I am entering into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. I acknowledge that I was provided seven (7) days to review this Agreement and accept its terms.

(c) Attorneys’ Fees. If any legal action is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees from the other party. These fees, which may be set by the court in the same action or in a separate action brought for that purpose, are in addition to any other relief to which the prevailing party may be entitled.

(d) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

(e) No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.

(f) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company or of any business or division of the Company for which I provide services, whether by purchase, merger, or other similar corporate transaction.

(g) Survival. The provisions of this Agreement shall survive the termination of my employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.

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[Signature to appear on the following page.]

I, Jason Matuszewski, have executed this Restrictive Covenant Agreement on the date set forth below:

Date: March 30, 2026	/s/ Jason Matuszewski
(Signature)

Jason Matuszewski
(Type/Print Name)

[Signature Page to Jason Matuszewski Restrictive Covenant Agreement]

Exhibit B

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the Severance Benefits (as defined in my employment agreement, dated _______, 202_, with BioStem Technologies, Inc. (such company, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, ________________________, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company, and each of its respective direct and indirect parents, subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, the Older Workers Benefits Protection Act, Section 1981 of Title 42 of the United States Code, the Civil Rights Act of 1866, the Fair Labor Standards Act, the Florida Private Whistle Blower’s Act, Florida Statutes Section 448.101, et seq., the Florida Civil Rights Act, Florida Statutes Section 760.01, et seq., the statutes and common law of the State of Florida, the laws and ordinances of any other nation, state, county or locality which may be applicable and as each may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, other than any reporting to a governmental, law enforcement, or regulatory authority concerning suspected violations of law (which I understand I am not required to disclose to the Company, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of my Employment Agreement or (ii) any claims that cannot be waived by law.

I expressly acknowledge and agree that I –

●	Am able to read the language, and understand the meaning and effect, of this Release;

●	Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

●	Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

●	Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

●	Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

●	Had or could have had [twenty-one (21)][forty-five (45)][1] calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;

●	Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;

●	Am hereby advised to consult with my attorney regarding the terms and effect of this Release; and

●	Have signed this Release knowingly and voluntarily.

Notwithstanding anything to the contrary, nothing herein shall prevent or restrict me from (i) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency; (ii) truthfully responding to or complying with a subpoena, court order, or other legal process; or (iii) exercising any rights I may have under applicable labor laws to engage in concerted activity with other employees; provided however, that I hereby forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law.

[1]	To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its Chief Executive Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED IN BROWARD COUNTY, FLORIDA. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

* * *

I, ________________, have executed this Release of Claims on the respective date set forth below:

Date:	[To Be Executed Following
Termination	of Employment]

(Signature)

[Name]

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